UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2015

VIRGIN AMERICA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36718	20-1585173
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

555 Airport Boulevard

Burlingame, CA 94010

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 762-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The Company has entered into a Facility Agreement, dated as of April 29, 2015 (the “Facility Agreement”), with BNP Paribas, New York Branch, as initial senior lender, and Investec Bank plc, as initial junior lender, providing for up to $78 million of debt financing for two Airbus A320-214 aircraft scheduled for delivery under the Company’s existing purchase agreement with Airbus S.A.S. in July 2015 and November 2015. Each loan to be extended under the Facility Agreement will be funded on or about the delivery date of each aircraft and will be secured by a first-priority security interest in the aircraft. Bank of Utah will act as security trustee. Each loan will amortize quarterly on a mortgage-style basis, with senior loans having a 12-year term and junior loans having a 6-year term. Loans will bear interest payable quarterly in arrears on a floating rate basis, provided that the Company may elect in advance of delivery a fixed rate basis. Floating rate loans will bear interest at a rate of 3-month LIBOR plus 2.10% for senior loans, and 3-month LIBOR plus 5.20% for junior loans. Fixed rate loans, if elected by the Company, will bear interest based on the sum of (i) the applicable LIBOR swap rate, (ii) the applicable senior or junior margin, and (iii) 0.10% for senior loans, or 0.15% for junior loans. Each loan is prepayable with a premium prior to the third anniversary of such advance date and at par thereafter, subject to payment of early termination charges, if applicable. The closing of each loan will be subject to delivery and possession of the aircraft, execution and delivery of related loan and aircraft delivery documents and other customary conditions for transactions of this type. In addition, the loan for each aircraft will be cross-defaulted and cross-collateralized to the financings for all aircraft scheduled for delivery to the Company in 2015, and each financing will include customary terms and provisions for transactions of this type, including covenants regarding maintenance, operation, registration, liens and insurance with respect to the aircraft, as well as defaults relating to payment and performance of loan obligations. The foregoing description of the Facility Agreement is qualified in its entirety by reference to the Facility Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ending June 30, 2015.

The Company has entered into an Aircraft Lease Agreement, dated as of April 29, 2015 (the “Lease Agreement”), with VX 2015 LLC, a Delaware limited liability company, which is a special purpose entity (the “Lessor”) established to allow the Company to obtain financing for three Airbus A320-214 aircraft scheduled for delivery under the Company’s existing purchase agreement with Airbus S.A.S. in August 2015, October 2015 and December 2015. New York Life Insurance Company, as initial senior purchaser, and Investec Bank plc, as initial junior purchaser, are purchasing up to $117 million of notes issued by the Lessor pursuant to a Note Purchase Agreement dated as of April 29, 2015 (the “Note Purchase Agreement”). Each note under the Note Purchase Agreement will be issued on or about the delivery date of each aircraft and will be secured by a first-priority security interest in the aircraft. Bank of Utah will act as security trustee. Each note will amortize quarterly on a mortgage-style basis, with senior notes having a 12-year term and junior notes having a 6-year term. Notes will bear interest payable quarterly in arrears on a fixed rate basis and will bear interest based on the sum of (i) the applicable LIBOR swap rate, (ii) the applicable senior or junior margin and (iii) in the case of the senior notes, an industrial corporate bond index adjustment. The notes are not prepayable prior to the third anniversary of the issuance date thereof and at par thereafter, subject to payment of early termination charges, if applicable. The Company may forward fix the interest rate on the senior notes. The closing of each note issuance will be subject to delivery and possession of the aircraft, execution and delivery of related note and aircraft delivery documents and other customary conditions for transactions of this type. In addition, the financing documents for each aircraft will be cross-defaulted and cross-collateralized to the financings for all aircraft scheduled for delivery to the Company in 2015, and the financing documents will include customary terms and provisions for transactions of this type, including covenants regarding maintenance, operation, registration, liens and insurance with respect to the aircraft, as well as defaults relating to payment and performance of note obligations. The foregoing descriptions of the Lease Agreement and the Note Purchase Agreement are qualified in their entirety by reference to the Lease Agreement and the Note Purchase Agreement, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the three months ending June 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRGIN AMERICA INC.

Date: April 29, 2015	By:	/s/ Peter D. Hunt Peter D. Hunt Chief Financial Officer